SHELLS SEAFOOD RESTAURANTS, INC.

                          16313 N. DALE MABRY HIGHWAY
                                   SUITE 100
                             TAMPA, FLORIDA 33618

April 1, 1999

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 2:00 p.m., on Wednesday, April 28, 1999, at The University Club, 1 West 54th Street, New York, New York.

     At the Annual Meeting of Stockholders, you are being asked to vote on (i) electing eight directors to the Company's Board of Directors, and (ii) the ratification of the grant and the repricing of certain stock options issues to specified non-employee directors. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

   Thank you for your cooperation.

                                        Very truly yours,

                                        /s/ WILLIAM E. HATTAWAY
                                            -------------------
                                            William E. Hattaway
                                            PRESIDENT

                       SHELLS SEAFOOD RESTAURANTS, INC.

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------
                                                                   April 1, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of Shells Seafood Restaurants, Inc., will be held on Wednesday, April 28, 1999, at 2:00 p.m., at The University Club, 1 West 54th Street, New York, New York for the following purposes:

     (1) To elect eight directors to serve for the ensuing year;

     (2) To ratify the grant and the repricing of certain options to purchase Common Stock issued to specified non-employee directors, each pursuant to the Shells Seafood Restaurants, Inc. Stock Option Plan for Non-Employee Directors; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 19, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                        Warren R. Nelson
                                        SECRETARY

                       SHELLS SEAFOOD RESTAURANTS, INC.
                          16313 N. DALE MABRY HIGHWAY
                                   SUITE 100
                             TAMPA, FLORIDA 33618

                             ---------------------

                                PROXY STATEMENT

                            -----------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Shells Seafood Restaurants, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, April 28, 1999 or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purpose of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about April 1, 1999 and will be solicited chiefly by mail; however certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of all listed nominees for director and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 19, 1999 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On March 19, 1999, there were 4,454,015 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting of Stockholders is discussed under each item.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of March 19, 1999 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the "SEC")) of the Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director of the Company who is standing for re-election and each nominee for election as a director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed, and has an address c/o the Company, 16313 N. Dale Mabry Highway, Suite 100, Tampa, FL 33618.

                                                                  BENEFICIAL
                                                                  OWNERSHIP     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                AMOUNT        CLASS
--------------------------------------------------------------   -----------   -----------
Frederick R. Adler ...........................................   1,291,426         26.9%
 1520 South Ocean Blvd.
 Palm Beach, FL 33480 (1), (2)

William E. Hattaway (3) ......................................   480,907           10.6%

Warren R. Nelson (4) .........................................    80,942            1.8%

John R. Ritchey (5) ..........................................    61,992            1.4%

Frank C. Roehl, III (6) ......................................   100,174            2.2%

Philip R. Chapman ............................................    33,000              *
 c/o Venad Administrative Services, Inc.
 342 Madison Avenue, Suite 807
 New York, NY 10173 (2), (7), (9)

Christopher D. Illick ........................................     1,000              *
 c/o Brean Murray & Company, Inc.
 570 Lexington Avenue
 New York, NY 10022 (8), (9)

Richard A. Mandell ...........................................     1,000              *
 245 East 19th Street
 New York, NY 10003 (8), (9)

Kamal Mustafa ................................................     3,000              *
 7 Wildwood Drive
 North Caldwell, NJ 07006 (2), (9)

Jay S. Nickse ................................................     9,000              *
 c/o Venad Administrative Services, Inc.
 342 Madison Avenue, Suite 807
 New York, NY 10173 (2), (9), (10)

Edwin F. Russo ...............................................     3,000              *
 6650 Stratford Dr.
 Parkland, FL 33067 (2), (9)

Frederick R. Adler Intangible Asset Management Trust .........   916,226           20.6%
 175 East 64th Street
 New York, NY 10021

Adler Children Trust .........................................   350,000            7.3%
 1520 South Ocean Blvd.
 Palm Beach, FL 33480 (11)

                                                BENEFICIAL
                                                OWNERSHIP     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER              AMOUNT        CLASS
--------------------------------------------   -----------   -----------
Longview Partners, L.P. ....................     318,059          7.0%
 175 East 64th Street
 New York, NY 10021 (12)

Wellington Management Company, LLP .........     384,000          8.6%
 75 State Street
 Boston, MA 02109 (13)

2001 Partners, L.P. ........................     325,000          6.8%
 124 East 93rd Street
 New York, NY 10128 (14)

All directors and executive officers
 as a group (11 persons) (1-10) ............   2,065,441         41.2%
                                               =========         ====

----------------
  *  Less than 1%

 (1) Consists of 916,226 shares of Common Stock held in the name of the Frederick R. Adler Intangible Asset Management Trust (the "Asset Trust"), 10,100 shares of Common Stock held in the name of 1520 Partners Limited ("1520 Partners") and 350,000 shares of Common Stock which may be acquired through the exercise of warrants, which are in the name of the Adler Children Trust (the "Children Trust"). Mr. Adler is the general partner of 1520 Partners. Mr. Adler may be deemed to beneficially own the shares and warrants to purchase shares of Common Stock held by the Asset Trust, 1520 Partners and the Children Trust for federal securities laws purposes. Mr. Adler disclaims beneficial ownership of the securities held by the Asset Trust, 1520 Partners and the Children Trust.

 (2) Includes 3,000 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 4,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 19, 1999.

 (3) Includes 63,984 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 5,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 19, 1999.

 (4) Includes 43,992 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 5,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 19, 1999.

 (5) Includes 35,992 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 5,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 19, 1999.

 (6) Includes 43,992 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 3,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 19, 1999.

 (7) Does not include 244,726 shares of Common Stock and 73,333 shares of Common Stock issuable upon the exercise of warrants owned by Longview Partners, L.P., a Delaware limited partnership, of which Susan R. Chapman, wife of Philip R. Chapman, is general partner. Does not include 916,226 shares of Common Stock owned by the Asset Trust, of which Susan R. Chapman, wife of Philip R. Chapman, is trustee.

 (8) Includes 1,000 shares of Common Stock which may be acquired through the exercise of stock options. Does not include 4,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days of March 19, 1999.

 (9) Assumes that Proposal No. 2 set forth herein is approved by the Company's stockholders.

(10) Includes an aggregate of 3,000 shares of Common Stock owned by Mr. Nickse's minor children. Mr. Nickse disclaims beneficial ownership of the shares owned by his minor children.

(11) Consists of 350,000 shares of Common Stock which may be acquired through the exercise of warrants.

(12) Consists of 244,726 shares of Common Stock and 73,333 shares of Common Stock issuable upon the exercise of warrants owned by Longview Partners, L.P., a Delaware limited partnership.

(13) Wellington Management Company, LLP, ("WMC") in its capacity as investment adviser, may be deemed to beneficially own 384,000 shares of Common Stock which are held of record by clients of WMC. WMC has shared power to vote or to direct the vote of 309,000 shares of Common Stock. WMC has shared power to dispose or to direct the disposition of 384,000 shares of Common Stock. Information with respect to WMC has been derived from their
     Schedule 13G dated December 31, 1998, as filed with the SEC by WMC.

(14) Consists of 325,000 shares of Common Stock issuable upon the exercise of warrants owned by 2001 Partners, L.P.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Eight directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                                YEAR FIRST
                                  BECAME
        DIRECTOR          AGE    DIRECTOR         PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
------------------------ ----- ----------- -------------------------------------------------------------
Frederick R. Adler .....  73       1994    Chairman of the Board of Directors of the Company since
                                           October 1994; Managing Director of Adler & Company
                                           since 1968; Of Counsel to the law firm of Fulbright &
                                           Jaworski L.L.P. since January 1, 1996 and prior thereto a
                                           retiring senior partner of Fulbright & Jaworski L.L.P. since
                                           1991 and prior thereto a senior partner thereof. The
                                           Company retained Fulbright & Jaworski L.L.P. for legal
                                           services during the 1998 fiscal year.

Philip R. Chapman ......  37       1997    General Partner in Adler & Company since 1995 and prior
                                           thereto a Principal in Adler & Company since 1991;
                                           President of Venad Administrative Services, Inc. since
                                           1996; Senior Consultant at Booz Allen & Hamilton
                                           International from 1989 until 1991; Executive Vice
                                           President and President of Global Pharmaceutical
                                           Corporation in a temporary capacity during a portion of
                                           1995.

                                   YEAR FIRST
                                     BECAME
          DIRECTOR           AGE    DIRECTOR         PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------------------------- ----- ----------- -------------------------------------------------------------
William E. Hattaway .......  55       1993    President and Director of the Company since April 1993;
                                              President, Chief Executive Officer and Director of Shells,
                                              Inc., a wholly-owned subsidiary of the Company, since
                                              February 1993; Principal in Todays Food Service Concepts
                                              from December 1989 through January 1993; Executive
                                              Vice President of General Mills' Restaurant Group and
                                              President of General Mills' International Restaurant
                                              Operations from April 1987 through December 1989;
                                              Chairman and Chief Executive Officer of Red Lobster from
                                              March 1986 to April 1987.

Kamal Mustafa .............  51       1994    Chairman of the Board of Directors of Bluestone Capital
                                              Partners since 1995; President, Chief Executive Officer and
                                              Portfolio Manager of The MicroCap Fund, Inc. from April
                                              1994 until July 1996 and prior thereto a Managing Director from January 1993 to August 1993; Managing Director and
                                              the head of Mergers and Acquisitions as well as the head
                                              of Corporate Financing Origination, U.S.A. at Citibank for
                                              ten years.

Jay S. Nickse .............  39       1995    Vice President and Chief Financial Officer of Venad
                                              Administrative Services, Inc., a corporation which provides administrative services for a number of venture funds,
                                              including funds in which Frederick R. Adler is a partner,
                                              since July 1993; Senior Manager audit business advisory
                                              group at Price Waterhouse from September 1990 through
                                              July 1993.

Edwin F. Russo ............  73       1994    Private investor since August 1995. Of Counsel to the law
                                              firm of Edwards & Angell from July 1994 to July 1995; Of
                                              Counsel to the law firm of Fine Jacobson Schwartz Nash &
                                              Block from April 1991 to June 1994.

Christopher D. Illick .....  60       1998    Senior officer of Brean Murray & Co., Inc., an investment
                                              bank, since 1997; General Partner of Illick Brothers, a real estate and management concern, since 1965; Limited
                                              partner in the investment banking firm of Oakes,
                                              Fitzwilliams & Co. from 1995 to 1997; Chairman and Chief
                                              Executive Officer of National Transaction Network, an
                                              electronic payment systems integrator from 1992 to 1995.

                                YEAR FIRST
                                  BECAME
        DIRECTOR          AGE    DIRECTOR         PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
------------------------ ----- ----------- ------------------------------------------------------------
Richard A. Mandell .....  56       1998    Private investor. Vice President Private Investments at
                                           Clariden Asset Management (New York) Inc., a subsidiary
                                           of Clariden Bank, a private Swiss bank, from January 1996
                                           to February 1998. Managing Director of Investment
                                           Banking for Prudential Securities Incorporated from 1982 to
                                           June 1995.

     Mr. Adler is chairman of the Executive Committee and a director of Data General Corporation, a computer company, and of USA Detergents, Inc., a manufacturer of laundry and household cleaning products. Mr. Adler is also a director of Prime Cellular Inc., a software company; and various private companies.

     Mr. Chapman is a director of Global Pharmaceutical Corporation, a manufacturer of generic pharmaceuticals; Integrated Packaging Assembly Corp., a semiconductor company; Cambio Inc., a provider of network documentation systems; and a director of various private companies. Mr. Chapman is the son-in-law of Mr. Adler.

     Mr. Illick is a director of Biomune Systems Inc., a manufacturer of neutrochemicals, and USA Detergents, Inc., a manufacturer of laundry and household cleaning products.

     Mr. Mandell is a director of Sbarro, Inc., a food service company, Trend-Lines, Inc., a specialty retailer of woodworking tools and accessories and golf equipment and supplies, and USA Detergents, Inc., a manufacturer of laundry and household cleaning products.

     Mr. Mustafa is a director of First Colony Coffee & Tea Company, a specialty coffee and tea producer; Robocom Systems, Inc., which develops, markets and supports advanced warehouse and distribution management software solutions; Sistex, Inc., which develops and markets advanced non-intrusive security systems to computer users; Beachport Entertainment, which develops, produces and distributes quality, live family entertainment and made for television programs; and Nova Asset Management.

     Messrs. Illick and Mandell were nominated by the Board to fill two vacancies on the Board of Directors created by an increase in the number of directors from six to eight on November 3, 1998.

     Pursuant to a shareholders agreement between Mr. Adler, the Company and various other parties (the "Shareholders Agreement"), the Company has agreed to nominate and the Company and the other parties to the Shareholders Agreement have agreed to use their best efforts to cause an individual nominated by Mr. Adler to be elected a director of the Company until the earlier of (i) April 29, 1999 or (ii) the date that 300,000 shares of the Company represent less than 5% of the Company's issued and outstanding shares of Common Stock. To date, Mr. Adler has not exercised such right.

     In May of 1997, the Company established an Audit Committee to review the internal accounting procedures of the Company and to consult with and review the services provided by the independent auditors. Messrs. Chapman, Mustafa, and Nickse are the current members of the Audit Committee. During the 1998 fiscal year, the Audit Committee held one meeting.

     In May of 1997, the Company established a Stock Option and Compensation Committee to review compensation policies and practices, to recommend compensation for executives and key employees and to administer the Company's stock option plans. Messrs. Adler, Chapman, and Russo are the current members of the Stock Option and Compensation Committee. During the 1998 fiscal year, the Stock Option and Compensation Committee acted by unanimous written consent five times.

     In May of 1997, the Company established an Executive Committee to exercise, to the extent authorized by law, all powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Adler, Chapman, and Hattaway are the current members of the Executive Committee. During the 1998 fiscal year, the Executive Committee held three meetings and acted once by unanimous written consent.

     In June of 1996, the Company established a Finance Committee. The Finance Committee is made up of the following directors: Messrs. Adler, Chapman, Hattaway, Mustafa and Nickse. The purpose of the Finance Committee is to approve major capital expenditures, including new restaurant development, relocation and remodeling of restaurants, as well as the purchase of restaurant equipment and system requirements. The Finance Committee is expected to review future third party financing proposals, which includes, but is not limited to, bank lines of credit, real estate mortgages, the financing of building and leasehold improvements, equipment leases and sale/leaseback transactions. During the 1998 fiscal year, the Finance Committee acted six times by unanimous written consent.

     Each director of the Company is elected for a term of one year which expires at the next annual meeting of the Company's stockholders or at such other time as his successor is duly elected and qualified. Each executive officer is appointed by the Board of Directors and serves at the pleasure of the Board, subject to the terms of employment agreements between the Company and each of the executive officers. Non-employee directors receive stock options pursuant to the Company's Stock Option Plan for Non-employee Directors, (the "Non-employee Directors' Plan"), which vest over the two years following the date of grant, to acquire 2,000 shares of Common Stock upon the date of their election to the Board, and stock options to acquire 2,000 shares of Common Stock on each anniversary of their election to the Board (to the extent they are then still directors of the Company). To date, Messrs. Adler, Chapman, Mustafa, Nickse and Russo have each received options to acquire 4,000 shares of Common Stock pursuant to the Non-employee Directors' Plan. On November 3, 1998, Messrs. Illick and Mandell each received options to acquire 2,000 shares of Common Stock. In addition, on November 3, 1998, the Board of Directors approved, subject to stockholder approval, a supplemental grant of options to purchase 3,000 shares of Common Stock to each of Messrs. Adler, Chapman, Illick, Mandell, Mustafa, Nickse, and Russo.

     In November 1998, the Board of Directors adopted a policy to compensate directors for their attendance at meetings of the Board of Directors. Each director is entitled to receive $1,000 for each meeting that they attend in person and $500 for each telephonic meeting, in addition to reimbursement for all out-of-pocket expenses incurred by such director in connection with the attendance of such meeting.

MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ended January 3, 1999, the Board of Directors held two meetings, acted by unanimous written consent four times and acted by committee action 16 times. Each director attended the Board meetings, either in person or telephonically, and was in attendance for at least 75% of meetings of all committees of the Board of Directors on which he served.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1998 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except for the late filing of a Form 3 by Messrs. Illick and Mandell, relating to Mr. Illick and Mr. Mandell becoming a director of the Company.

VOTE REQUIRED

     The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes.

     THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE EIGHT NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                            EXECUTIVE COMPENSATION

     The following table shows all the cash compensation paid by the Company or its subsidiaries as well as certain other compensation paid during the fiscal years indicated to the Chief Executive Officer of the Company and to each other executive officer of the Company whose total annual salary and bonus exceeded $100,000 for the fiscal year ended January 3, 1999.

                          SUMMARY COMPENSATION TABLE

                                                             ANNUAL                  LONG TERM
                                                          COMPENSATION             COMPENSATION
                                           FISCAL   -------------------------   -------------------
      NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS (1)     AWARDS     OPTIONS
---------------------------------------   -------   -----------   -----------   --------   --------
William E. Hattaway, Chief                  1998     $184,462       $ 8,500         --          --
 Executive Officer, President and           1997     $167,731       $17,000         --          --
 Director (2)                               1996     $154,078            --         --      63,984

Warren R. Nelson, Vice President            1998     $121,339       $ 6,000         --          --
 of Finance, Chief Financial Officer,       1997     $ 96,862       $13,500         --          --
 Secretary and Treasurer (2)                1996     $ 94,477            --         --      43,922

John R. Ritchey, Vice President of          1998     $126,462       $ 7,000         --          --
 Operations (2)                             1997     $ 97,519       $13,500         --          --
                                            1996     $ 95,747            --         --      43,992

Frank C. Roehl, III, Vice President         1998     $114,339       $ 5,000         --          --
 of Marketing (2)                           1997     $100,657       $ 9,000         --          --
                                            1996     $103,289            --         --      43,992

----------------
(1) Bonuses paid during the fiscal year are for the prior fiscal year.
(2) Each of Messrs. Hattaway, Nelson, Ritchey and Roehl is a party to an employment agreement with the Company. See "--Employment Agreements."

     The following table sets forth information with respect to (i) options exercised during fiscal 1998 by the persons named in the Summary Compensation Table and (ii) unexercised options held by such individuals at January 3, 1999.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED,
                                                                     OPTIONS                IN-THE-MONEY OPTIONS
                                    SHARES                   HELD AT FISCAL YEAR END       AT FISCAL YEAR END (1)
                                   ACQUIRED       VALUE   ----------------------------- ----------------------------
             NAME              ON EXERCISE (#)   REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------- ----------------- --------- ------------- --------------- ------------- --------------
William E. Hattaway .........         0             --       42,656          21,328           --            --
Frank C. Roehl, III .........         0             --       33,328          10,664           --            --
John R. Ritchey .............         0             --       25,328          10,664           --            --
Warren R. Nelson ............         0             --       33,328          10,664           --            --

----------------
(1) Based on a closing stock price of the Common Stock on Thursday, December 31, 1998, the last trading date of fiscal 1998, of $4.125.

     There were no options granted to the officers of the Company during fiscal 1998.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Hattaway, Nelson, Ritchey and Roehl. The employment agreement between the Company and Mr. Hattaway expires in August 1999 and provides for annual base compensation of $195,000 per year and supplemental discretionary bonuses, as determined by the Compensation Committee of the Company's Board of Directors. In the event Mr. Hattaway's employment is terminated by the Company at any time for any reason other than justifiable cause (as defined in the employment agreement), disability or death, the Company has agreed to pay Mr. Hattaway an amount equal to the lesser of (i) the amount that would be paid to Mr. Hattaway during the remainder of the term of the employment agreement or (ii) an amount equal to 100% of his annual base compensation. Each of Messrs. Nelson, Ritchey and Roehl has a one-year employment agreement that provides for a base annual salary of $129,600, $134,000 and $121,400, respectively, during fiscal 1999. Each of the employment agreements is renewed automatically at the end of its respective initial term, and annually thereafter, unless either party gives notice to the other of an intent not to renew.

STOCK OPTION PLANS

     On September 11, 1995, the Company's Board of Directors approved the Company's 1996 Employee Stock Option Plan (the "1996 Plan") and the 1995 Employee Stock Option Plan (the "1995 Plan" and together with the 1996 Plan, the "Plans"). The 1996 Plan provides for the issuance of options to purchase a total of 101,000 shares of Common Stock, and the 1995 Plan provides for the issuance of options to purchase a total of 340,000 shares of Common Stock. The Plans authorize the Board of Directors to issue incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-ISOs"). The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Code Section
422) 10% or more of the outstanding stock of the Company (a "10% Stockholder"), the exercise price shall not be less than 110% of such fair market value. The exercise price of each Non-ISO may not be less than the par value of the Common Stock. Options may not be exercised prior to the first anniversary, or on or after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% Stockholder), of their grant. Options may not be transferred during the lifetime of an optionholder.

     On May 20, 1997, the shareholders approved the Non-employee Director Stock Option Plan whereby each non-employee director is granted options to acquire 2,000 shares of

Common Stock upon the date of their election to the Board and stock options to acquire 2,000 shares of Common Stock on each anniversary of their election to the Board (to the extent they are then still directors of the Company) at the market price of the Common Stock on the date of grant. These options vest over a two year period. In each of 1997 and 1998, Messrs. Adler, Chapman, Mustafa, Nickse and Russo were each granted options to purchase 2,000 shares of Common Stock pursuant to the Non-employee Director Stock Option Plan. In 1998, in connection with their election to the Board, Messrs. Illick and Mandell, each were granted options to purchase 2,000 shares of Common Stock pursuant to the Non-employee Directors' Plan. The Board has also approved, subject to stockholder approval, a supplemental grant of options to purchase 3,000 shares of Common Stock pursuant to the Non-Employee Directors' Plan to each of Messrs. Adler, Chapman, Nickse, Mustafa, Russo, Illick and Mandell.

     The Plans are administered by the Stock Option and Compensation Committee (the "Committee") of the Board of Directors. Subject to the provisions of the Plans, the Committee has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment by optionholders upon exercise of an option may be made (as determined by the Committee) in cash, by promissory note or other such form of payment acceptable to the Committee, including shares of Common Stock. During fiscal 1998, options to purchase a total of 52,500 shares of Common Stock were granted to non-executive officer employees under the 1995 Plan, all with an exercise price equal to their fair market value on the date of grant. Options to purchase an additional 62,000 shares of Common Stock, none of which were held by any of the Company's executive officers, were repriced by the Committee during fiscal 1998 at their then fair market value.

     As of January 3, 1999, the Company has granted options to purchase all 101,000 shares of Common Stock available for issuance under the 1996 Plan. These options vest as to one-third of the shares on each of the anniversary dates of the date the Company agreed to grant these options, so long as the holder remains in the continuous employ of the Company. The options may be exercised for 10 years following the date the Company agreed to grant these options. As of January 3, 1999, the Company has granted options to purchase 225,126 shares of Common Stock of the 340,000 shares of Common Stock available for issuance under the 1995 Plan. Certain executive officers of the Company have received options to purchase Common Stock under both the 1995 Plan and 1996 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information set forth below briefly describes certain transactions between the Company and certain parties who or which may be deemed to be affiliated with the Company.

     On March 1, 1994, the Company's wholly-owned subsidiary, Shells of Melbourne, Inc. ("Shells of Melbourne"), entered into a joint venture agreement (the "Joint Venture Agreement") with WLH Investments, Inc. ("WLH Investments"), a corporation wholly-owned by Wanda L. Hattaway, wife of William E. Hattaway, the Company's President. The joint venture owns and operates the Shells restaurant located in Melbourne, Florida. The Joint Venture Agreement provides that WLH Investments receives a cumulative annual preferred return of 15% on the $400,000 of capital contributed to the joint venture by WLH Investments. Shells of Melbourne will then be allocated an amount equal to such preferred return. The remaining net income of the joint venture will be allocated 51% to Shells of Melbourne and 49% to WLH Investments. Based upon such allocations, the Company paid $60,000 to WLH Investments for its fiscal 1998 preferred returns. In addition, as of January 3, 1999, the Company owed WLH Investments $119,257 for the remaining net income allocation. These amounts were paid to WLH Investments in February 1999.

     The Joint Venture Agreement, as amended in September 1995, provides both the Company and WLH Investments with the option (the "WLH Option") to exchange WLH Investments' interest in the joint venture for shares of Common Stock having a value of $750,000, based upon the greater of $20 per share or the per share market price of the Common Stock on the date the WLH Option is exercised. The WLH Option is exercisable at any time following the date that the value of the Common Stock equals or exceeds $20 per share for a period of 20 consecutive trading days. The Company has granted WLH Investments certain registration rights with respect to the shares of Common Stock issuable upon exercise of the WLH Option. Although the Company believes that the foregoing transactions were on terms no less favorable than would have been available from unaffiliated third parties in arm's length transactions, there can be no assurance that this is the case.

     In March 1999 the Company entered into a consulting agreement (the "Consulting Agreement") with Richard A. Mandell, a member of the Company's Board of Directors. Pursuant to the terms of the Consulting Agreement, Mr. Mandell shall provide services as an executive consultant to management as requested from time-to-time by the Company. The Company shall pay Mr. Mandell $20,000 per annum for his services under the Consulting Agreement.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS REGARDING EXECUTIVE COMPENSATION

     The report of the Stock Option and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION PHILOSOPHY

     The Company is engaged in the management and operation of full service, mid-priced, casual dining seafood restaurants. One of the Company's strengths contributing to its success is the strong management team, many of whom have been with the Company for a significant period of time. A central goal of the Board is to ensure that the Company's remuneration policy is such that the Company is able to attract, retain and reward capable employees who can contribute, both short- and longer-term, to the continued success of the Company. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy.

     The Company's executive compensation program consists of three parts: base salary, bonus and stock options. In awarding salary increases and bonuses, the Board did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Board considered whether the compensation package as a whole adequately compensated each executive for the Company's performance during 1998 and that executive's contribution to such performance.

BASE SALARY

     Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry average. Determinations of base salary levels are established on an annual review of marketplace competitiveness with similar restaurant companies, and on internal relationships. Periodic increases in base salary relate to individual contributions to the Company's overall performance, relative marketplace competitiveness levels and length of service to the Company.

BONUS

     Bonuses represent the variable component of the executive compensation program that is tied to the Company's performance and individual achievement. To the extent deemed appropriate, the Company's policy is to grant bonuses as a portion of the compensation paid to its management personnel. In determining bonuses, the Board considers factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance.

STOCK OPTIONS

     The Board, which administers the Company's stock option plans, believes that one important goal of the executive compensation program should be to provide executives and key employees--who have significant responsibility for the management, growth and future success of the Company--with an opportunity to increase their ownership in the Company and potentially gain financially from the Company's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. In determining the size of option grants, the Board also considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of the Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over three years and the individual must be employed by the Company for such options to vest.

COMPENSATION TO CHIEF EXECUTIVE OFFICER

     Mr. Hattaway was compensated in accordance with his employment agreement which provided for an annual base compensation of $187,000 and $195,000 for the 1998 and 1999 calendar years, respectively. In connection with Mr. Hattaway's employment, the Board reviewed the accomplishments of Mr. Hattaway and the Company's performance, as well as Mr. Hattaway's increased duties and responsibilities in connection with the Company's expansion strategy.

THE COMPANY'S PERFORMANCE

     The following Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares cumulative total return of the Common Stock with the cumulative total return of (i) the Russell 2000 Index and (ii) the Nations Restaurant News Stock Index (the "Peer Index"). The graph assumes (a) $100 was invested on April 23, 1996 (the date of the Offering) in each of the Common Stock, the stocks comprising the Russell 2000 Index and the stocks comprising the Peer Index, and (b) the reinvestment of dividends.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
             SHELLS SEAFOOD RESTAURANTS, INC., RUSSELL 2000 INDEX,
                    AND NATIONS RESTAURANT NEWS STOCK INDEX

                            STOCK PERFORMANCE GRAPH

                               [GRAPHIC OMITTED]

                  PROPOSAL NO. 2 -- APPROVAL OF ACTIONS TAKEN
                    PURSUANT TO THE DIRECTORS' OPTION PLAN

     In May 1997, the Board of Directors adopted, and the stockholders approved, the Shells Seafood Restaurants, Inc. Stock Option Plan for Non-employee Directors. The Non-employee Directors' Plan provides, in part, that each non-employee director elected or appointed to the Board of Directors will automatically receive on the later of the date of his or her initial election or appointment to the Company's Board of Directors or the date the Non-employee Directors' Plan was adopted by the Board of Directors (the "Initial Grant Date"), an option to purchase 2,000 shares of the Company's Common Stock (the "Initial Option") at a per share exercise price equal to the fair market value of the Common Stock on the Initial Grant Date. Pursuant to the Plan, each non-employee director also automatically receives on each anniversary of the Initial Grant Date for that director, an option to purchase 2,000 shares of the Company's Common Stock at a per share exercise price equal to the fair market value of the Common Stock on the applicable additional grant date. A total of 100,000 shares have been reserved for issuance under the Non-employee Directors' Plan.

     The Non-employee Directors' Plan is administered by the Board of Directors of the Company. However, the Non-employee Directors' Plan prescribes the individuals who would be awarded options, the number of shares subject to the options, and the terms and conditions of each award. In general, any amendments or alterations to the Non-employee Directors' Plan which, among other things, would (i) increase the number of shares of Common Stock that may be purchased by each non-employee director under the Non-employee Directors' Plan or (ii) decrease the option exercise price, requires the approval of the Company's stockholders.

THE REPRICING

     In May 1997, in connection with the adoption of the Non-employee Directors' Plan by the Stockholders, the Company granted to each of Frederick
R. Adler, Philip R. Chapman, Kamal Mustafa, Jay S. Nickse and Edwin F. Russo an option to purchase 2,000 shares of Common Stock pursuant to the Non-employee Directors' Plan, at a per share exercise price of $9.50. In May 1998, pursuant to the Non-employee Directors' Plan, Messrs. Adler, Chapman, Mustafa, Nickse and Russo were each granted an option to purchase 2,000 shares of Common Stock at a per share exercise price of $11.00. The exercise prices reflected the fair market value (as defined in the Non-employee Directors' Plan) of the Common Stock on the dates of grant. In November 1998, the Board decided to reprice employee options (none of which represent options held by executive management) to purchase an aggregate of 62,000 shares of Common Stock, including, subject to stockholder approval, options to purchase 1,000 shares of Common Stock at an exercise price of $9.50 and options to purchase 2,000 shares of Common Stock at an exercise price of $11.00 previously granted to each of Messrs. Chapman, Mustafa, Nickse and Russo. The options were repriced to have a per share exercise price of $5.75, the fair market value of the Common Stock on the date of repricing. The Board felt that such repricing was advisable given that the Company's stock price had declined substantially since the date of the grant of such options and the repriced options had lost much of their intended value in enabling the Company to retain on its Board knowledgeable persons who, through their efforts and expertise, can make a significant contribution to the Company's business and the best interests of the Company and its stockholders.

THE SUPPLEMENTAL OPTION GRANTS

     In November 1998, the Board granted a supplemental option to purchase 3,000 shares of Common Stock to each of Messrs. Adler, Chapman, Illick, Mandell, Mustafa, Nickse and Russo, in all instances subject to receiving stockholder approval for the additional grants. Each of these options was granted under the Non-employee Directors' Plan and is exercisable at a price per share of $5.75, the fair market value of the Common Stock on the date of grant.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

RATIFICATION OF THE REPRICING AND THE SUPPLEMENTAL OPTION GRANTS

     The Board of Directors believes that ratification of the repricing of the options previously granted and the approval of the supplemental option grants will serve the best interest of the Company and its stockholders by helping the Company to retain and maintain an incentive for members of its current Board of Directors, and assisting in recruiting new members to the Board who have the potential to make a significant contribution to the Company.

     Accordingly, the Board of Directors recommends that the stockholders approve the following resolutions:

         RESOLVED, that the repricing of (i) options to purchase 1,000 shares of Common Stock of the Company at an exercise price of $9.50 per share; and (ii) options to purchase 2,000 shares of Common Stock of the Company at an exercise price of $11.00 per share; granted to each of Philip R. Chapman, Kamal Mustafa, Jay S. Nickse and Edwin F. Russo pursuant to the Company's Non-employee Directors' Plan from $9.50 and $11.00 per share, respectively, to $5.75 per share be, and it hereby is, approved and ratified in all respects; and it is further

         RESOLVED, that the grant of a supplemental option to purchase 3,000 shares of Common Stock at a per share exercise price of $5.75 to each of the Company's non-employee directors be, and it hereby is, approved and ratified in all respects.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     Deloitte & Touche LLP have been the independent auditors for the Company since December 15, 1994 and will serve in that capacity for the 1999 fiscal year. A representative of Deloitte & Touche LLP is expected to be available to respond to appropriate questions from stockholders, and will have an opportunity to make a statement if he or she desires to do so.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 2, 1999 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                        By Order of the Board of Directors

                                        Warren R. Nelson
                                        SECRETARY

Dated: April 1, 1999

              A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K
                WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER
                        REQUESTING IT IN WRITING FROM:
                       SHELLS SEAFOOD RESTAURANTS, INC.
                    16313 N. DALE MABRY HIGHWAY, SUITE 100
                             TAMPA, FLORIDA 33618
                              ATTENTION: SECRETARY

                       SHELLS SEAFOOD RESTAURANTS, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 28, 1999

     William E. Hattaway and Warren R. Nelson, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Shells Seafood Restaurants, Inc. held of record by the undersigned on March 19, 1999, at the Annual Meeting of Stockholders to be held at 2:00 p.m., Wednesday, April 28, 1999, at The University Club, 1 West 54th Street, New York, New York, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2.

Proposal No. 1--Election of Directors--Nominees are:

          Frederick R. Adler, Philip R. Chapman, William E. Hattaway,
            Christopher D. Illick, Richard A. Mandell, Kamal Mustafa,
                        Jay S. Nickse and Edwin F. Russo.

  [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

      -------------------------------------------------------------------
  [ ] WITHHOLD AUTHORITY to vote for the listed nominees.

Proposal No. 2--Approval of Actions taken pursuant to the Company's Stock
                Option Plan for Non-Employee Directors

                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

                    (CONTINUED AND TO BE SIGNED ON REVERSE)

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signer is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

                                          Dated __________________________, 1999

                                          ______________________________________
                                                        Signature

                                          ______________________________________
                                                Signature if held jointly

                                          The above-signed acknowledges receipt
                                          of the Notice of Annual Meeting of
                                          Stockholders and the Proxy Statement
                                          furnished therewith.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.